Exhibit 99.1

Contact: Drew Babin, CFA
Senior Managing Director – Corporate Communications
Medical Properties Trust, Inc.
(646) 884-9809
dbabin@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST, INC. REPORTS SECOND QUARTER RESULTS

Per Share Net Income of $0.21 and Normalized FFO of $0.38

$3.1 Billion of Closed and Announced Investments Year-to-Date

100% of Rent and Interest Collected or Subject to Definitive Repayment Agreements Since Onset of COVID-19

Birmingham, AL – July 30, 2020 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) today announced financial and operating results for the second quarter ended June 30, 2020 as well as certain events occurring subsequent to quarter end.

•	Net income of $0.21 and Normalized Funds from Operations (“NFFO”) of $0.38 in the second quarter, both on a per diluted share basis;

•

Expected full-calendar year 2020 cash rent and interest collections of 98%; deferrals of current rent and interest due will end by the fourth quarter, and amounts remaining unpaid will be collected pursuant to defined repayment arrangements;

•	Acquired in early July for $200 million the fee simple interest in Steward’s Davis and Jordan Valley, UT Hospitals previously subject to a mortgage loan investment from MPT;

•	Entered into commitments to acquire real estate of Prime St. Francis Medical Center in Lynwood, CA for an investment of $300 million; expected to close in the third quarter;

•

Closed in mid-May, a $205 million transaction to form a joint venture to invest in select international hospitals outside of the scope of existing operator relationships; subsequently committed to a $100 million investment, expected to close in the fourth quarter, in a three-hospital portfolio located in Colombia to be managed by the new platform;

•

Entered into binding agreement to acquire real estate of a MEDIAN inpatient rehab facility in Dahlen, Germany for €12.5 million in the third quarter; separately, commenced construction on an Ernest post-acute facility in Bakersfield, CA with a total cost of roughly $48M and placed under various stages of agreement approximately $210 million of additional investments to be detailed in future quarters;

•	Sold approximately 6.0 million common shares since March 31, 2020 through the Company’s “at-the-market” program at an average price of $18.16 for net proceeds of approximately $108.2 million.

“As we have previously mentioned, MPT continues to see tremendous potential for further investment. The pandemic the world is going through has created even more opportunities for us,” said Edward K. Aldag, Jr., MPT’s Chairman, President, and Chief Executive Officer. “During the past three months we have been able to execute on some of those transactions bringing our total 2020 investments to date to $3.1 billion. Between now and the end of the year, we expect to be able to capitalize on other opportunities as well.”

Mr. Aldag continued, “We are immensely proud of our operators for rapidly reconfiguring, right-sizing, and adjusting their operations in response to the COVID pandemic such that we expect to collect 100% of rent and interest contractually due to us, including 98% to be collected in 2020 with the remaining 2% subject to payment plans with interest. As we have been indicating since May, and as has been confirmed by multiple public hospital corporations, patients are returning to hospitals in scale for medically necessary elective procedures.”

Included in the financial tables accompanying this press release is information about the Company’s assets and liabilities, net income and reconciliations of net income to NFFO, all on a basis comparable to 2019 results, and a reconciliation of pro forma total gross assets to total assets.

PORTFOLIO UPDATE

MPT and its operators executed on several accretive growth initiatives during and subsequent to the second quarter despite the environment created by the COVID-19 pandemic.

In the third quarter, MPT expects to acquire St. Francis Medical Center in Los Angeles County, CA for total consideration of $300 million and a GAAP yield near 9% in conjunction with Prime Healthcare’s purchase of the operations from Verity Health. The 384-bed facility serves as critical infrastructure in the Lynwood community, accommodating more than 75,000 patients in its emergency department annually, and is classified as a level II trauma center.

On July 7, MPT enhanced its overall Steward portfolio through the conversion of the final two Steward properties subject to mortgage loans into fee simple property leases for an incremental investment of $200 million. The entire $950 million investment in the Jordan Valley and Davis, Utah facilities, two of Steward’s most profitable, will carry an attractive GAAP yield consistent with the near-10% on the Steward master lease agreement.

Approximately $171 million of development properties leased to Surgery Partners and Circle Health were completed and placed in service during the first half of the year leaving only the $27.5 million NeuroPsychiatric Hospital in Clear Lake, Texas and a recently-committed $48 million project alongside Ernest Health in Bakersfield, CA under development at June 30, 2020. MPT has roughly $210 million of additional development, expansion, acquisition, and loan investment agreements in process with more detail to be provided as commitments are executed.

MPT closed in mid-May on a $205 million investment to own 49% of a joint venture with Steward CEO and Founder Dr. Ralph de la Torre and members of his management team organized to invest in select international hospitals. The distinct entity simultaneously purchased from Steward the rights and existing assets related to all present and future international opportunities previously owned by Steward for strategic, regulatory, and risk management purposes. In a transaction expected to close in the fourth quarter, MPT expects to invest $100 million in a portfolio of three hospitals in underserved areas of Colombia to be operated by the new joint venture.

The Company has pro forma total gross assets of approximately $17.3 billion, including $14.3 billion in general acute care hospitals, $1.9 billion in inpatient rehabilitation hospitals, and $0.3 billion in long-term acute care hospitals. Our portfolio, pro forma for the transactions herein, includes approximately 390 properties representing roughly 42,000 licensed beds across the United States and in Germany, the United Kingdom, Switzerland, Italy, Spain, Portugal, Australia, and Colombia. The properties are leased to or mortgaged by 45 hospital operating companies. MPT continues to work with existing and new operators in the U.S. and abroad on numerous opportunities.

OPERATING RESULTS AND OUTLOOK

Net income for the second quarter of 2020 was $109.5 million (or $0.21 per diluted share), compared to $79.4 million ($0.20 per diluted share) in the second quarter of 2019.

NFFO for the second quarter of 2020 was $199.6 million (or $0.38 per diluted share), compared to $120.9 million ($0.31 per diluted share) in the second quarter of 2019.

Based on year-to-date transactions, along with an assumed capital structure that results in a net debt to EBITDA ratio of approximately 5.5 times, MPT expects an annual run-rate of $1.09 to $1.12 per diluted share for net income and $1.68 to $1.71 per diluted share for NFFO.

These estimates do not include the effects, if any, of unexpected real estate operating costs, changes in accounting pronouncements, litigation costs, debt refinancing costs, acquisition costs, currency exchange rate movements, interest rate hedging activities, write-offs of straight-line rent or other non-recurring or unplanned transactions. Moreover, these estimates do not provide for the impact on MPT or its tenants and borrowers or on local and national governments worldwide of the ongoing global COVID-19 pandemic. These estimates may change if the Company acquires or sells assets in amounts that are different from estimates, market interest rates change, debt is refinanced, new shares are issued, additional debt is incurred, other operating expenses vary, income from our equity investments vary from expectations, or existing leases do not perform in accordance with their terms.

CONFERENCE CALL AND WEBCAST

The Company has scheduled a conference call and webcast for Thursday, July 30, 2020 at 11:00 a.m. Eastern Time to present the Company’s financial and operating results for the quarter ended June 30, 2020. The dial-in numbers for the conference call are 844-535-3969 (U.S. and Canada) and 409-937-8903 (International); both numbers require passcode 5042744. The conference call will also be available via webcast in the Investor Relations section of the Company’s website, www.medicalpropertiestrust.com.

A telephone and webcast replay of the call will be available beginning shortly after the call’s completion through August 13, 2020. Dial-in numbers for the replay are 855-859-2056 and 404-537-3406 for U.S./Canada and International callers, respectively. The replay passcode for all callers is 5042744.

The Company’s supplemental information package for the current period will also be available on the Company’s website in the Investor Relations section.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed in 2003 to acquire and develop net-leased hospital facilities. From its inception in Birmingham, Alabama, the Company has grown to become one of the world’s largest owners of hospitals with approximately 390 facilities and roughly 42,000 licensed beds in nine countries and across four continents on a pro forma basis. MPT’s financing model facilitates acquisitions and recapitalizations and allows operators of hospitals to unlock the value of their real estate assets to fund facility improvements, technology upgrades and other investments in operations. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can generally be identified by the use of forward-looking words such as “may”, “will”, “would”, “could”, “expect”, “intend”, “plan”, “estimate”, “target”, “anticipate”, “believe”, “objectives”, “outlook”, “guidance” or other similar words, and include statements regarding our strategies, objectives, future expansion and development activities, and expected financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results or future events to differ materially from those expressed in or underlying such forward-looking statements, including, but not limited to: (i) the economic, political and social impact of, and uncertainty relating to, the COVID-19 pandemic, including governmental assistance to hospitals and healthcare providers, including certain of our tenants; (ii) the ability of our tenants, operators and borrowers to satisfy their obligations under their respective contractual arrangements with us, especially as a result of the adverse economic impact of the COVID-19 pandemic, and government regulation of hospitals and healthcare providers in connection with same (as further detailed in our Current Report on Form 8-K filed with the SEC on April 8, 2020); (iii) our expectations regarding annual run-rate net income and NFFO per share; (iv) our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate and integrate acquisitions and investments; (v) the nature and extent of our current and future competition; (vi) macroeconomic conditions, such as a disruption of or lack of access to the capital markets; (vii) our ability to obtain debt financing on attractive terms or at all, which may adversely impact our ability to pursue acquisition and development opportunities and pay down, refinance, restructure or extend our indebtedness as it becomes due; (viii) increases in our borrowing costs as a result of changes in interest rates and other factors, including the potential phasing out of LIBOR after 2021; (ix) international, national and local economic, real estate and other market conditions, which may negatively impact, among other things, the financial condition of our tenants, lenders and institutions that hold our cash balances, and may expose us to increased risks of default by these parties; (x) factors affecting the real estate industry generally or the healthcare real estate industry in particular; (xi) our ability to maintain our status as a REIT for federal and state income tax purposes; (xii) federal and state healthcare and other regulatory requirements, as well as those in the foreign jurisdictions where we own properties; (xiii) the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain equity or debt financing secured by our properties or on an unsecured basis; (xiv) the ability of our tenants and operators to comply with applicable laws, rules and regulations in the operation of the our properties, to deliver high-quality services, to attract and retain qualified personnel and to attract residents and patients; and (xv) potential environmental contingencies and other liabilities.

The risks described above are not exhaustive and additional factors could adversely affect our business and financial performance, including the risk factors discussed under the section captioned “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019. Forward-looking statements are inherently uncertain and actual performance or outcomes may vary materially from any forward-looking statements and the assumptions on which those statements are based. Readers are cautioned to not place undue reliance on forward-looking statements as predictions of future events. We disclaim any responsibility to update such forward-looking statements, which speak only as of the date on which they were made.

# # #

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands, except for per share data)	June 30, 2020	December 31, 2019
	(Unaudited)	(A)
Assets
Real estate assets
Land, buildings and improvements, intangible lease assets, and other	$9,990,860	$8,102,754
Investment in financing leases	2,078,209	2,060,302
Mortgage loans	1,339,258	1,275,022

Gross investment in real estate assets	13,408,327	11,438,078
Accumulated depreciation and amortization	(684,444)	(570,042)

Net investment in real estate assets	12,723,883	10,868,036
Cash and cash equivalents	374,962	1,462,286
Interest and rent receivables	41,321	31,357
Straight-line rent receivables	377,999	334,231
Equity investments	841,098	926,990
Other loans	792,011	544,832
Other assets	296,796	299,599

Total Assets	$15,448,070	$14,467,331

Liabilities and Equity
Liabilities
Debt, net	$7,795,890	$7,023,679
Accounts payable and accrued expenses	443,453	291,489
Deferred revenue	18,638	16,098
Obligations to tenants and other lease liabilities	122,812	107,911

Total Liabilities	8,380,793	7,439,177
Equity
Preferred stock, $0.001 par value. Authorized 10,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 750,000 shares; issued and outstanding - 528,641 shares at June 30, 2020 and 517,522 shares at December 31, 2019	529	518
Additional paid-in capital	7,200,203	7,008,199
Retained (deficit) earnings	(19,771)	83,012
Accumulated other comprehensive loss	(113,013)	(62,905)
Treasury shares, at cost	(777)	(777)

Total Medical Properties Trust, Inc. Stockholders’ Equity	7,067,171	7,028,047
Non-controlling interests	106	107

Total Equity	7,067,277	7,028,154

Total Liabilities and Equity	$15,448,070	$14,467,331

(A)	Financials have been derived from the prior year audited financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Revenues
Rent billed	$173,557	$110,882	$345,324	$219,480
Straight-line rent	21,151	25,136	52,572	45,787
Income from financing leases	52,489	17,386	104,925	34,666
Interest and other income	44,645	39,145	83,153	73,070

Total revenues	291,842	192,549	585,974	373,003
Expenses
Interest	80,376	52,326	161,275	102,877
Real estate depreciation and amortization	61,463	33,976	122,384	67,328
Property-related	9,985	8,290	15,557	11,356
General and administrative	32,018	22,272	65,403	45,723

Total expenses	183,842	116,864	364,619	227,284
Other income (expense)
Loss on sale of real estate	(3,101)	(147)	(1,776)	(147)
Real estate impairment charges	—	—	(19,006)	—
Earnings from equity interests	5,291	4,441	9,370	8,161
Unutilized financing fees	—	(914)	(611)	(914)
Other (including mark-to-market adjustments on equity securities)	4,291	581	(9,684)	785

Total other income (expense)	6,481	3,961	(21,707)	7,885

Income before income tax	114,481	79,646	199,648	153,604
Income tax (expense) benefit	(4,829)	274	(8,839)	2,607

Net income	109,652	79,920	190,809	156,211
Net income attributable to non-controlling interests	(184)	(482)	(349)	(951)

Net income attributable to MPT common stockholders	$109,468	$79,438	$190,460	$155,260

Earnings per common share - basic and diluted:
Net income attributable to MPT common stockholders	$0.21	$0.20	$0.36	$0.40

Weighted average shares outstanding - basic	527,781	394,574	524,428	387,563
Weighted average shares outstanding - diluted	528,880	395,692	525,530	388,683

Dividends declared per common share	$0.27	$0.25	$0.54	$0.50

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Reconciliation of Net Income to Funds From Operations

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
FFO information:
Net income attributable to MPT common stockholders	$109,468	$79,438	$190,460	$155,260
Participating securities’ share in earnings	(487)	(446)	(951)	(922)

Net income, less participating securities’ share in earnings	$108,981	$78,992	$189,509	$154,338
Depreciation and amortization	71,823	40,407	142,325	80,261
Loss on sale of real estate	3,101	147	1,776	147
Real estate impairment charges	—	—	19,006	—

Funds from operations	$183,905	$119,546	$352,616	$234,746
Write-off of straight-line rent and other, net of tax	19,241	406	26,958	3,002
Non-cash fair value adjustments	(3,590)	—	10,605	—
Unutilized financing fees	—	914	611	914

Normalized funds from operations	$199,556	$120,866	$390,790	$238,662
Share-based compensation	12,192	6,317	22,228	13,032
Debt costs amortization	3,428	2,188	6,837	4,255
Rent deferral	(7,240)	—	(7,240)	—
Straight-line rent revenue and other	(50,860)	(29,508)	(100,474)	(57,558)

Adjusted funds from operations	$157,076	$99,863	$312,141	$198,391

Per diluted share data:
Net income, less participating securities’ share in earnings	$0.21	$0.20	$0.36	$0.40
Depreciation and amortization	0.14	0.10	0.27	0.20
Loss on sale of real estate	—	—	—	—
Real estate impairment charges	—	—	0.04	—

Funds from operations	$0.35	$0.30	$0.67	$0.60
Write-off of straight-line rent and other, net of tax	0.03	—	0.05	0.01
Non-cash fair value adjustments	—	—	0.02	—
Unutilized financing fees	—	0.01	—	—

Normalized funds from operations	$0.38	$0.31	$0.74	$0.61
Share-based compensation	0.02	0.02	0.04	0.03
Debt costs amortization	—	—	0.01	0.01
Rent deferral	(0.01)	—	(0.01)	—
Straight-line rent revenue and other	(0.09)	(0.08)	(0.19)	(0.14)

Adjusted funds from operations	$0.30	$0.25	$0.59	$0.51

Notes:

(A)

Certain line items above (such as real estate depreciation) include our share of such income/expense from unconsolidated joint ventures. These amounts are included with the activity of all of our equity interests in the “Earnings from equity interests” line on the consolidated statements of income.

(B)

Investors and analysts following the real estate industry utilize funds from operations, or FFO, as a supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time. We compute FFO in accordance with the definition provided by the National Association of Real Estate Investment Trusts, or NAREIT, which represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairment charges on real estate assets, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

In addition to presenting FFO in accordance with the NAREIT definition, we also disclose normalized FFO, which adjusts FFO for items that relate to unanticipated or non-core events or activities or accounting changes that, if not noted, would make comparison to prior period results and market expectations less meaningful to investors and analysts. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and the use of normalized FFO makes comparisons of our operating results with prior periods and other companies more meaningful. While FFO and normalized FFO are relevant and widely used supplemental measures of operating and financial performance of REITs, they should not be viewed as a substitute measure of our operating performance since the measures do not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which can be significant economic costs that could materially impact our results of operations. FFO and normalized FFO should not be considered an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our results of operations or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

We calculate adjusted funds from operations, or AFFO, by subtracting from or adding to normalized FFO (i) non-cash revenue, (ii) non-cash share-based compensation expense, and (iii) amortization of deferred financing costs. AFFO is an operating measurement that we use to analyze our results of operations based on the receipt, rather than the accrual, of our rental revenue and on certain other adjustments. We believe that this is an important measurement because our leases generally have significant contractual escalations of base rents and therefore result in recognition of rental income that is not collected until future periods, and costs that are deferred or are non-cash charges. Our calculation of AFFO may not be comparable to AFFO or similarly titled measures reported by other REITs. AFFO should not be considered as an alternative to net income (calculated pursuant to GAAP) as an indicator of our results of operations or to cash flow from operating activities (calculated pursuant to GAAP) as an indicator of our liquidity.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Annual Run-Rate Guidance Reconciliation

(Unaudited)

	Annual Run-Rate Guidance - Per Share(1)
	Low	High
Net income attributable to MPT common stockholders	$1.09	$1.12
Participating securities’ share in earnings	—	—

Net income, less participating securities’ share in earnings	$1.09	$1.12
Depreciation and amortization	0.59	0.59

Funds from operations	$1.68	$1.71
Other adjustments	—	—

Normalized funds from operations	$1.68	$1.71

(1)

The guidance is based on current expectations and actual results or future events may differ materially from those expressed in this table, which is a forward-looking statement within the meaning of the federal securities laws. Please refer to the forward-looking statement included in this press release and our filings with the Securities and Exchange Commission for a discussion of risk factors that affect our performance.

Pro Forma Total Gross Assets

(Unaudited)

(Amounts in thousands)	June 30, 2020
Total Assets	$15,448,070
Add:
Binding real estate commitments on new investments(1)	514,042
Unfunded amounts on development deals and commenced capital improvement projects(2)	154,760
Accumulated depreciation and amortization	684,444
Incremental gross assets of our joint ventures(3)	851,518
Less:
Cash used for funding the transactions above	(374,962)

Pro Forma Total Gross Assets(4)	$17,277,872

(1)

Reflects our commitment to acquire a facility in the United States and a facility in Germany, along with an incremental investment to acquire the fee simple interest of two facilities in the United States previously subject to a mortgage loan.

(2)	Includes $47.8 million unfunded amounts on ongoing development projects and $107.0 million unfunded amounts on capital improvement projects and development projects that have commenced rent.
(3)	Adjustment to reflect our share of our joint ventures’ gross assets.
(4)

Pro forma total gross assets is total assets before accumulated depreciation/amortization and assumes all real estate binding commitments on new investments and unfunded amounts on development deals and commenced capital improvement projects are fully funded using cash on hand. We believe pro forma total gross assets is useful to investors as it provides a more current view of our portfolio and allows for a better understanding of our concentration levels as our binding commitments close and our other commitments are fully funded.